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                                                                    EXHIBIT 11.1

                               WEST MARINE, INC.
                         STATEMENT RE: COMPUTATION OF
                             NET INCOME PER SHARE
                    (in thousands except per share amounts)

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
                                                     FISCAL   FISCAL
                                                      1996     1995
                                                    -------   -------
PRIMARY
-------------------------
Net income ......................................   $11,566   $ 8,975
                                                    =======   =======


Weighted average common shares outstanding ......    15,748    14,054

Common equivalent shares:
    Stock options ...............................     1,200       712
                                                    -------   -------
Weighted average common and
  common equivalent shares ......................    16,948    14,766
                                                    =======   =======


Net income per common and common equivalent share   $  0.68   $  0.61
                                                    =======   =======

FULLY DILUTED
-------------------------
Net income ......................................   $11,566   $ 8,975
                                                    =======   =======

Weighted average shares outstanding .............    15,748    14,054

Common equivalent shares:
    Stock options ...............................     1,203       806
                                                    -------   -------
Weighted average common and
  common equivalent shares ......................    16,951    14,860
                                                    =======   =======

Net income per common and common equivalent share   $  0.68   $  0.60
                                                    =======   =======

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